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                                                                    Exhibit 99.1



NEWS RELEASE                                          FOR IMMEDIATE RELEASE

CONTACTS AT AEGIS:
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(972) 830-1800
Matthew S. Waller      Chief Financial Officer
Scott D. Guffey        Vice President - Finance, Mergers & Acquisitions and
                        Investor Relations

CONTACTS AT QUESTOR:
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(212) 297-1599
Henry L. Druker        Questor Management Company
(212) 371-2200
Harry Savage           Robert Marston Corporate Communications, Inc.

                    QUESTOR TO INVEST $46.75 MILLION IN AEGIS

IRVING, TEXAS AND SOUTHFIELD, MICHIGAN-- August 26, 1999 -- Aegis Communications Group, Inc. (Nasdaq: AGIS) and Questor Partners Fund II, L.P. ("Questor") today jointly announced that Questor has signed a definitive agreement to purchase $46.75 million of newly issued senior voting convertible preferred stock in Aegis. Aegis anticipates that proceeds from Questor's investment will be used to reduce debt and provide working capital to fund the Company's anticipated growth, and may be used to redeem previously issued preferred stock.

The investment is the first announced by Questor Partners Fund II, an $860 million private equity fund established this year after the highly successful Questor Partners Fund I became fully invested. Questor invests in underperforming companies, special situations or companies that have yet to realize their full potential.

Aegis Communications Group was established in July 1998 with the merger of ATC Communications Group, Inc. and IQI, Inc., a portfolio company of Thayer Equity Investors III, L.P. ("Thayer"), Aegis' largest shareholder.

John R. Birk, Chairman of Aegis, commented, "We are delighted that Questor has decided to make this commitment to Aegis. This investment is a vote of confidence in our ability to grow our business and improve operating results, and in our strategy to position Aegis as an enhanced provider of inbound customer service, outbound teleservices and marketing research."

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                    QUESTOR TO INVEST $46.75 MILLION IN AEGIS
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Under the terms of the definitive agreement, which have been approved by the
Aegis board of directors, Questor will purchase $46.75 million of Aegis' newly issued Series F Senior Voting Convertible Preferred Stock, which will be convertible into Aegis Common Stock at a conversion price between $1.35 per share and $1.66 per share. The conversion price is dependent upon Aegis' calendar 1999 adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). The Series F Senior Voting Convertible Preferred Stock pays a cumulative dividend of 9.63% per year, payable, at the Company's option, either in cash or in kind. The Preferred Stock is redeemable by the Company any time between years five and eight, and any shares that remain outstanding after eight years automatically convert into Common Stock. The Preferred Stock will carry certain preferences on dividends and liquidation and the underlying shares of common stock will possess certain registration rights. The Preferred Stock will vote on an as converted basis.

On an as converted basis, Questor will own approximately 30% of Aegis' fully diluted shares outstanding, assuming a conversion price of $1.51 per share. In conjunction with the definitive preferred stock purchase agreement, Questor and Thayer have also executed a stockholders agreement, pursuant to which Questor and Thayer will, among other things, each designate six of twelve seats on a restructured Aegis Board.

The proposed transaction is subject to shareholder, bank and regulatory approvals, the amendment of Aegis' charter in certain respects to facilitate Questor's investment, and other customary terms and conditions, and is expected to be completed in the fourth quarter of 1999.

Henry L. Druker, a principal at Questor, noted, "We are excited about the opportunity to invest in Aegis and believe that this represents an opportunity to acquire a meaningful interest in a company that offers significant unrealized potential. We intend to focus on aligning operations for greatest efficiency while growing and stabilizing the revenue base."

"With its site migration plan now complete, we continue to believe in Aegis' growth and profitability prospects," said Frederic V. Malek, Chairman of Thayer. "We are very pleased that a fund with Questor's operating resources and capabilities has decided to join us as a partner in this investment."


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                    QUESTOR TO INVEST $46.75 MILLION IN AEGIS
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Questor Management Company, based in Southfield, Michigan, manages the Questor
Partners Funds, which have more than $1 billion of committed equity capital. The Funds' objective is to acquire significant positions in companies that are underperforming, troubled, or have not met their owners' expectations, but offer the potential for superior returns with the application of appropriate levels of capital and turnaround or management expertise.

Questor Partner Fund I's portfolio includes AP Automotive Systems, Inc., Toledo, Ohio; Channel Master, Inc., Smithfield, North Carolina; and Schwinn/GT Corp., Boulder, Colorado.

The Questor Partners Funds were founded by Jay Alix, founder of Jay Alix & Associates, the nation's leading turnaround and crisis management firm, and Dan Lufkin, co-founder of Donaldson, Lufkin & Jenrette. Other principals, in addition to Druker, are Michael D. Madden, Wallace L. Rueckel and Robert E. Shields.

Aegis Communications Group offers complete, integrated marketing services including customer acquisition, customer care, and marketing research to leading corporations. Aegis manages and operates a national network of client service centers, employing more than 8,500 people and housing approximately 5,900 production workstations. Aegis' blue-chip client base includes American Express, AT&T, BellSouth, First USA, Integrion Financial Network, Citibank Universal Card Services, U S West Communications and Western Union, among others.

Based in Atlanta, Georgia, Aegis' Elrick & Lavidge division is recognized as one of the premier custom marketing research firms in the United States. Established in 1951, Elrick & Lavidge provides clients, representing a broad range of industries, with customer satisfaction, quantitative and qualitative research, and marketing services. Elrick & Lavidge's clients include American Century, Compaq, Frito-Lay, Hallmark, 3M, and Procter & Gamble, among others.

Further information regarding Aegis and its services can be found on its web-site at www.aegiscomgroup.com.


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                    QUESTOR TO INVEST $46.75 MILLION IN AEGIS
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THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995: STATEMENTS CONTAINED IN THIS DOCUMENT THAT ARE NOT BASED ON HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS". TERMS SUCH AS "ANTICIPATES", "BELIEVES", "ESTIMATES", "EXPECTS", "PLANS", "PREDICTS", "MAY", "SHOULD", "WILL", THE NEGATIVE THEREOF AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE BY NATURE SUBJECT TO UNCERTAINTIES AND RISKS, INCLUDING BUT NOT LIMITED TO: OBTAINING THE REQUISITE SHAREHOLDER, BANK AND REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE QUESTOR EQUITY FINANCING; THE COMPANY'S RELIANCE ON CERTAIN MAJOR CLIENTS; REALIZING COST REDUCTIONS AS A RESULT OF THE COMPANY'S SITE MIGRATION PLAN; THE SUCCESSFUL COMBINATION OF ANTICIPATED REVENUE GROWTH WITH OPERATING EXPENSE REDUCTION TO RESULT IN IMPROVED PROFITABILITY AND CASH FLOW; GOVERNMENT REGULATION AND TAX POLICY; ECONOMIC CONDITIONS; COMPETITION AND PRICING; DEPENDENCE ON THE COMPANY'S LABOR FORCE; RELIANCE ON TECHNOLOGY; TELEPHONE SERVICE DEPENDENCE; AND OTHER OPERATIONAL, FINANCIAL OR LEGAL RISKS OR UNCERTAINTIES DETAILED IN THE COMPANY'S SEC FILINGS FROM TIME TO TIME.

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